Exhibit (a)(ii)
ARTICLES OF AMENDMENT

(1)
(2)      Access Capital Strategies Community Investment Fund, Inc.
a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     (3) The charter of the corporation is hereby amended as follows:
     See Attachment A.
     This amendment of the charter of the corporation has been approved by
(4)     the directors and shareholders

     We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act

(5) /s/ Alice Pellegrino	(5) /s/ David F. Sand
Alice Pellegrino Secretary	David Sand President

(6) Return address of filing party:

Attachment A
     Deleting Article THIRD, part A of the Articles of Incorporation and inserting in lieu thereof the following Article:
     “THIRD: Corporate Purposes:
     “A. To conduct, operate, and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (‘1940 Act’); and”
     Deleting Article SIXTH, part A of the Articles of Incorporation that reads “A. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 10,000 shares of Common Stock, $.001 par value, having an aggregate par value of $10.00.” and inserting in lieu thereof the following Article:
“SIXTH: Shares of Stock.
     A. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 1,000,000,000 shares of Common Stock, $.0000001 par value, having an aggregate par value of $100.00.”
     Deleting Article THIRTEENTH of the Articles of Incorporation and inserting in lieu thereof the following Article:
“THIRTEENTH: Term of Existence. The Corporation shall have an unlimited term of existence. If the Corporation determines to liquidate and wind up its business and affairs, the Directors shall become trustees of the Corporation’s assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, but in no event with lesser power than the powers granted by such subtitle granted under the Maryland General Corporations Laws as of the date of incorporation of the Corporation.”